NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 29, 2008, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 16, 2008 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger among Arlington Tankers Ltd., General Maritime Corporation (OLD) and General Maritime Corporation (NEW) became effective on December 16, 2008. Each share of Common Stock of Arlington Tankers Ltd. was converted into the right to receive 1 (One) share of Common Stock of General Maritime Corporation (NEW). Each share of Common Stock of General Maritime Corporation (OLD) was converted into the right to receive 1.340 shares of common stock of General Maritime Corporation (NEW). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 17, 2008.